Exhibit 10.3

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of by and between                         , a                          professional medical corporation (“PC”), and                         , a                          (“Company”).

RECITALS

A. PC is a professional corporation and is a provider of health care services to enrolled members of prepaid health care plans and to enrolled members of health plans sponsored by employers, insurance companies, governmental agencies and other third party payors (collectively, “Health Plans”) and to the general public.

B. Company is a corporation and has expertise in the operation, management and marketing of the nonmedical aspects of independent physician associations (“IPAs”) and/or medical clinics of the type operated or intended to be operated by PC.

C. PC has reviewed the options available to it for obtaining the requisite administrative and non-medical management services, and has concluded that the compensation to be paid to Company hereunder represents fair market value for the services to be provided by Company, the assumption by Company of certain PC liabilities and obligations and the resulting efficient, cost-effective, high-quality health care for PC’s patients.

In consideration of the foregoing recitals (which hereby are made a part of this Agreement) and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DUTIES OF COMPANY

1.1 General Management and Administration. PC hereby engages Company, and Company hereby accepts such engagement, to serve provide and perform for and on behalf of PC all non-medical management and administrative services reasonably necessary for the proper and efficient operation of PC during the term of this Agreement, which services shall include, but not be limited to, those described below. Company hereby is authorized to provide and perform for and on behalf of PC all services required of Company pursuant to the terms of this Agreement in such manner as Company deems reasonable and appropriate in order to meet the day-to-day requirements of PC. In performing such services for PC, Company may advance or pay on PC’s behalf all necessary or appropriate sums pursuant to this Agreement. Company may subcontract with other persons to perform all or part of the services required of Company hereunder. PC acknowledges that Company shall only be required to spend the hours necessary or appropriate to perform its duties hereunder and shall not be prohibited from undertaking other activities. Company shall serve as PC’s sole and exclusive provider of non-medical management and administrative services during the term hereof.

1.2 Financial Services.

1.2.1 Company shall establish and maintain bookkeeping and accounting systems for and on behalf of PC, including, but not limited to, payroll processing for non-clinical personnel, accounts payable, accounts receivable, billing and collection, the maintenance, custody, and supervision of all of PC’s business records, and the preparation of reports and forms required by Health Plans.

1.2.2 Subject to PC approval, Company shall work with PC to establish and maintain PC accounts, develop an annual budget, bill and collect fees due PC (except that Company shall not be (i) required to bill or collect any Medicare or Medicaid receivables on behalf of PC, (ii) required to commence litigation proceedings for collection, and (iii) responsible for uncollected or uncollectible amounts), assist in reinsurance and third party recoveries, maintain financial and accounting records, prepare quarterly financial statements, and provide for an annual audit by an outside public accountant selected by PC. Company, at its discretion, shall have the right to maintain PC’s funds in one or more accounts. During the term of this Agreement, Company, as agent for PC, is expressly authorized to, and shall, disburse from one or more accounts of PC, all sums required for the payment of the Cost of Medical Services (as defined in Section 3.1(b) below), the compensation payable to Company hereunder and all other costs, expenses and disbursements that are required or authorized by this Agreement.

1.2.3 Company shall administer or, as required by law, shall contract with a third party to administer capitation and other distributions from Health Plans including auditing and monitoring of risk pools, negotiating settlement of PC’s share of such pools and establishment and maintenance of incurred but not reported (“IBNR”) reserves for PC.

1.2.4 Company shall assist PC in establishing and administering a physician incentive system and a system to establish and adjust reserves for medical expenses.

1.3 Management Information System. At the direction of PC, Company shall supervise and direct the development, contracting and operation of a management information system for PC, which shall include billing, accounts receivable, accounts payable, eligibility, insurance claims processing and utilization analysis. Should PC desire additional customized reports beyond those customarily provided by Company, Company and PC shall mutually agree on the schedule and responsibilities for development and delivery of such reports and the cost of such reports. PC acknowledges that the management information system (and any modifications or customizations) are trade secrets, and are and shall remain the sole proprietary property of Company, and that PC’s rights shall only encompass PC’s management information processed by such system.

1.4 Marketing. Advertising, and Public Relations. Company shall assist PC to develop and establish a marketing plan (for the purpose of attracting and retaining Health Plan contracts for PC) and public relations program.

1.5 Insurance and Risk Management. Company shall assist PC in the coordination of PC’s risk management program, including but not limited to, insurance matters. In the event that

Company’s activities under this Section include assisting PC or its contracted physicians (when such contracted physician is acting in its capacity as an agent of PC or when participating in board or committee duties on behalf of PC) to obtain insurance coverage (including but not limited to professional liability insurance, stop-loss insurance and errors and omission insurance): (i) Company’s compensation hereunder shall in no way be increased, decreased or otherwise affected by its rendering of, or failure to render, such services or its success or failure in such efforts; and (ii) Company shall be financially responsible for the payment of premiums for such professional liability and errors and omission insurance. Company may allow PC to participate in such shared or pooled stop-loss arrangements as it may maintain from time to time on such terms as the parties shall agree. Company shall name PC as a named insured on existing applicable Company insurance policies, subject to PC’s approval from time to time. Company shall arrange, and be financially responsible for, the provision of necessary or appropriate accounting and legal services to PC relating to the ordinary course of business (but not including the defense of malpractice suits or any litigation relating to employment or shareholder matters); Company shall not be responsible for the arrangement or costs of legal or accounting services relating to or required by any event or circumstance outside the ordinary course of business.

1.6 Utilization and Quality Management. Company shall provide administrative support for all utilization and quality management activities performed by PC. Company shall administer medical and hospital referral authorization procedures established from time to time by PC (excluding all medical decision-making, which shall be made solely by PC or its participating physicians).

1.7 Health Plans.

1.7.1 Company shall review, evaluate, and make recommendations to PC concerning agreements with Health Plans and, upon the approval of PC, may negotiate, prepare, execute and deliver such agreements on behalf of PC utilizing, as necessary or appropriate, the power of attorney granted herein to Company.

1.7.2 Company shall assist in providing third party payor information for coordination of benefits and when appropriate shall assist in the collection of such benefits.

1.7.3 Company shall assist with the determination of the eligibility of patients for health care coverage prior to the provision of medical services and shall administer a system for retroactive eligibility determination.

1.7.4 Company shall coordinate communications with Health Plans and shall provide PC with administrative support to enable PC to timely perform all non-medical aspects of its contracts with Health Plans and hospitals.

1.7.5 Company shall provide Health Plans and hospitals with rosters of physicians in PC, as appropriate, and shall inform Health Plans of roster changes.

1.7.6 Company shall assist PC in the coordination of PC network expansion to meet the reasonable requirements of Health Plans.

1.7.7 At the request and direction of PC, Company shall assist in the resolution of any grievances between PC and Health Plans.

1.7.8 Company shall arrange for or shall retain on behalf of PC, nonmedical personnel necessary to conduct Company activities under this Section.

1.8 Provider Network. At the direction of PC and upon approval by PC’s Board of Directors or, if applicable, of the officer(s) of PC if delegated such power of approval by PC’s Board of Directors, Company may negotiate, prepare, execute and deliver on PC’s behalf (utilizing as necessary or appropriate the power of attorney granted herein to Company by PC) agreements or amendments or supplements to agreements with network physicians, network hospital providers and non-hospital ancillary service providers.

1.9 Facilities, Supplies and Non-Physician Personnel. At the direction of PC and subject to any applicable laws or regulations, Company shall arrange for: (i) medical and non-medical supplies necessary or appropriate for the conduct of PC’s business as specified by PC (including but not limited to office supplies, durable office equipment (i.e., computers, postage equipment, photocopiers, and communications and transcribing equipment) and forms; and (ii) engage and provide to PC support personnel, including but not limited to, administrative, non-physician technical personnel and nursing personnel as may be reasonably necessary to enable PC to properly perform its medical obligations, as so specified by PC. All non-physician personnel provided by Company shall be employees of or independent contractors to Company, and Company shall be responsible for the hiring, training, qualification and firing of such personnel. Notwithstanding the foregoing, Company shall not remove any non-physician technical personnel or nursing personnel without the prior consent of PC. Company shall be responsible for the payment of all compensation for all such personnel, including, as applicable, salaries, fringe benefits, bonuses, health and other insurance, workers’ compensation insurance, and shall be responsible for the withholding and payment on behalf of such personnel of all sums for income tax, unemployment insurance, social security and similar tax or welfare related items as may be required by any law, rule, regulation or policy of applicable governmental agencies.

1.10 Purchase and Sale of Assets. Upon approval by PC’s Board of Directors or, if applicable, of the officer(s) of PC if delegated such power of approval by PC’s Board of Directors, Company shall have the right to sell and purchase assets of and for PC (other than contracts to provide health care services) as Company deems necessary or appropriate in order to carry out its responsibilities and obligations under this Agreement, or as it shall deem such actions to be in the best interest of PC.

1.11 PC Accounts and Debt. Company, at its discretion, shall have the right to maintain PC’s funds in one or more common Company accounts and is not required to segregate PC’s funds. During the term of this Agreement, Company, as agent for PC, is authorized to, and shall, disburse from one or more accounts of Company where funds are held in trust for the benefit of PC or one or more PC accounts, all sums required for the payment of the Cost of Medical Services (as defined in Section 3.1(b) below), the compensation payable to Company hereunder and all other costs, expenses and disbursements that are required or authorized by this Agreement. Should PC’s funds not be sufficient at any time during the term of this Agreement to make such disbursements and to meet PC’s financial obligations, Company shall have the right (but not the obligation) to loan to PC funds in an amount sufficient to allow PC to meet its financial obligations as set forth in Section 1.2.2 of this Agreement.

2.	PC DUTIES

2.1 Cost of Medical Services. Notwithstanding Article I above, PC (or its participating physicians, as applicable) shall be solely responsible for payment of the Cost of Medical Services (as defined herein).

2.2 Change of Business. Without the prior written consent of Company, PC shall not alter or change its principal business or method of seeking reimbursement (i.e., contracting to provide medical hospitalist services to enrolled members of Health Plans on a prepaid capitated basis), it being acknowledged by PC that the compensation arrangements for Company herein have been premised on the current business of PC and that any material change to PC’s business shall require re-evaluation and adjustment of Company’s compensation hereunder.

3.	MANAGEMENT FEES

3.1 Definitions.

(a) “Cost of Medical Services” means, with respect to PC, the aggregate compensation of PC’s employed and contracted physicians and physician extenders (e.g., physician assistants and nurse practitioners) and compensation for PC’s employed and contracted clinic administrators, charges incurred by PC for independent physicians, the cost of services ordered by PC through its physicians for PC pre-paid patients, the cost of PC’s employee benefits including, but not limited to, vacation pay, medical malpractice insurance, employer and employee contributions to any 401(k) plan or other retirement plan for the benefit of PC employees, sick pay, health care expenses, PC’s share of employment and payroll taxes, PC’s employees’ professional dues and all other expenses and payments required to be made by PC to or for physicians pursuant to physician employment and clinical independent contractor agreements (excluding recruitment fees and including expense reimbursements, discretionary bonuses, incentives (including those based on profitability or productivity), payments paid and accrued or deferred ).

(b) “Practice Profits” as used herein shall mean the calendar year Tax Adjusted Net Income (as defined below) before the accrual or payment of Practice Bonuses for that calendar year. “Practice Bonuses” shall be defined as all bonuses including discretionary bonuses, incentives bonuses (including those based on profitability or productivity), productivity bonuses, leadership bonuses except for sign-on bonuses paid to providers under the terms of their respective employment agreements with PC.

(c) “Revenues” means all income that is (i) attributed to PC as compensation for the provision of medical services by PC employed and independent contractor physicians and physician extenders (e.g., physician’s assistants and nurse practitioners), including but not limited to all capitated income, all rights to receive PC’s portion of hospital and other shared risk pool payments, all copayments, coordination of benefits, third party recovery, insured services, enrollment protection (or other such revenue as is available to replenish capitated services) and all rights to receive fee-for-service income for medical, diagnostic and therapeutic services provided to PC patients; and (ii) derived by PC or its employees other than from the provision of medical services, including but not limited to consulting services, insurance and legal recoveries, royalties and licensing payments, franchise payments, rents and lease payments, and proceeds from the sale of assets or the merger or other business combination of PC.

(d) “Tax Adjusted Net Income” as used herein shall mean PC’s annual calendar year based Federal taxable income.

(e) “Other Liabilities” mean: (i) all Costs of Medical Services, (ii) the Management Fee, (iii) the Billing Fee (iv) Bonus and (v) all other costs, expenses and liabilities required to be paid by PC of any nature whatsoever, except for PC liabilities, as defined below.

3.2 Management Fees.

(a) In consideration of Company’s services described in this Agreement, PC shall pay Company a management fee (“Management Fee”) equal to      percent (     %) of PC’s Revenues.

(b) Following the calculation of the Management Fee in accordance with the preceding paragraph for any month, but prior to the payment thereof, PC shall also pay all liabilities of PC incurred: (i) in connection with settling, paying any judgments or paying any other costs with respect to any claims, actions or proceedings arising out of or related to any act or failure to act of any PC officer, director, employee or physician employed or retained by PC and (ii) on account of PC’s indemnification obligations to Company hereunder (collectively, “PC Liabilities”). The payment of PC Liabilities shall not release PC from it obligations to pay Company any Management Fee or Billing Fee due hereunder.

(c) PC shall also pay Company a billing fee of      percent (     %) of Revenues (the “Billing Fee”).

(d) In addition to all other sums due Company hereunder, in recognition of Company’s efficient management of PC, PC shall pay Company an annual bonus amount equal to      percent (     %) of the Practice Profits (the “Bonus”). In any given calendar year; (i) no Bonus shall be due if the Tax Adjusted Net Income is less than or equal to zero; and (ii) the Bonus shall not exceed the Tax Adjusted Net Income.

3.3 Losses. If the Tax Adjusted Net Income results in a loss (the “Tax Adjusted Losses”), Company and PC agree that Company shall bear some of the economic burden of the Tax Adjusted Losses in consideration that the services provided by Company have a direct impact on the financial success of PC. PC may in its sole discretion charge Company up to percent ( %) of the Tax Adjusted Losses; provided, however, PC may charge Company up to      percent (     %) of such losses during the first two years of the Initial Term. Company agrees to recognize any charges for Tax Adjusted Losses on its books and records and to record an obligation payable to PC in the same amount. Company shall on a quarterly basis and following the end of each fiscal year, reconcile all payments and charges made under the terms of this Section 3.

3.4 Obligations Survive Termination. The obligations which accrue prior to termination of this Agreement, with respect to Other Liabilities and PC Liabilities, shall survive termination of this Agreement.

3.5 Timing and Manner of Payment. PC shall pay the Management Fee and the Billing Fee on or before the tenth (10th) day of each month with respect to services provided in the prior month. The Bonus, if any, shall be paid within one hundred and twenty (120) days of the end of the calendar year.

4.	TERM AND TERMINATION

4.1 Term. The initial term (“Initial Term”) of this Agreement shall be the twenty (20) year period commencing on                             , unless sooner terminated pursuant to the terms of this Agreement. This Agreement shall automatically renew thereafter for successive ten (10) year periods (each, a “Renewal Term”) unless PC provides to Company written notice that Company is in breach of the Agreement at the time of renewal and such breach cannot reasonably be cured within one hundred eighty (180) calendar days following such renewal date. The Initial Term and each Renewal Term are sometimes referred to collectively herein as the “Term.”

4.2 Termination With Cause. Either party may terminate this Agreement for cause upon written notice to the other party, as set forth herein. For purposes of this Agreement, “cause” shall be defined as any of the following:

4.2.1 Material breach of any provision of this Agreement and failure to cure such breach within one hundred eighty (180) calendar days after receipt of written notice of said material breach from the nonbreaching party; unless such breach cannot be cured within such one hundred eighty (180) calendar day period and the breaching party commences curing such breach within such one hundred eighty (180) calendar day period and diligently completes such cure as promptly as possible thereafter.

4.2.2 Either party’s violation of a federal, state, or local statute or regulation which does or likely would result in material adverse harm to either party and which is not cured within one hundred eighty (180) calendar days after receipt of written notice of such violation by a party, unless (i) such violation cannot be cured within such one hundred eighty (180) calendar day period and the breaching party commences curing such breach within such one hundred eighty (180), calendar day period and diligently completes such cure as promptly as possible thereafter or (ii) such violation is not susceptible of cure in which case termination shall not occur if the violating party takes reasonable steps to mitigate the material adverse harm and recompenses or makes reasonable arrangements to recompense the other party for such material adverse harm as and when actually incurred by the damaged party.

4.2.3 Either party applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, allows an involuntary petition to remain for a period of more than ninety (90) days, makes a general assignment for the benefit of its creditors, files a petition or answer seeking reorganization or arrangement with its creditors, admits in writing its inability to pay its debts when due, or suffers any order, judgment or decree to be entered by any court of competent jurisdiction, enjoining such party from the conduct of all or substantially all business operations for a period in excess of sixty (60) calendar days, adjudicating such party bankrupt or approving a petition seeking its reorganization or the appointment of a receiver, trustee or liquidator of such party of all or a substantial part of its assets.

4.2.4 The dissolution or liquidation of a party; provided, however, that commencement of dissolution, winding up or liquidation proceedings shall not be considered to be “cause” hereunder until the earlier to occur of (i) the filing of a certificate or entry of an order of dissolution with respect to a party, or (ii) the passage of thirty (30) calendar days from the commencement of dissolution or liquidation proceedings (either on a voluntary or involuntary basis) by the party or its directors or shareholders.

4.3 Termination by Company Without Cause. Company may terminate this Agreement at any time, with or without cause, upon thirty (30) days’ prior written notice to PC.

4.4 Effect of Termination. Expiration or termination of this Agreement shall not release or discharge either party from any obligation, debt or liability which shall have previously accrued and remain to be performed upon the date of expiration or termination. Upon expiration or termination.

5.	COVENANTS, REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants that it is presently, and shall remain throughout the Term, a corporation in good standing under the laws of the state of its incorporation.

6.	COVENANTS, REPRESENTATIONS AND WARRANTIES OF PC

6.1 Good Standing. PC hereby represents and warrants, as of the date hereof and during the Term, that it is a medical professional corporation in good standing under the laws of the state of its incorporation and has no legal or other impediments to its ability to carry out its duties hereunder and to enter into one or more agreements with Health Plans from time to time, as appropriate.

6.2 Insurance. PC covenants and agrees that it or its providers shall obtain and maintain in effect throughout the Term, policies of comprehensive general liability insurance and professional liability insurance with coverage in the minimum amount as required by prevailing community hospital credentialing requirements to insure it and its employees against liability for damages directly or indirectly related to the performance of any services provided by PC or its employees or agents, the use of any property and facilities provided by PC and any activities performed by PC or its employees or agents. Company shall be entitled to receive not less than thirty (30) days written notice of any reduction or cancellation of such insurance coverage by PC. PC shall add Company as an additional insured to the policy or policies. Evidence of the insurance policies described above shall be provided to Company upon request.

6.3 Cooperation. PC covenants and agrees that it shall provide Company with all information as is required by Company to perform its services hereunder. PC further covenants that it shall grant Company such authority as may be necessary or desirable to ensure Company’s ability to perform its duties hereunder.

6.4 Compliance With Law. PC represents and warrants that the practice of medicine by its providers has been and will continue to be conducted in accordance with all applicable provisions of federal and state laws and regulations and in a professional manner during the Term of this Agreement. PC further represents and warrants that all providers practicing pursuant to contracts with PC shall have and maintain all required licenses and shall maintain and continue to maintain such professional standards and skills as are in accordance with the standards of ethics and practice prevailing in the geographic service area of PC.

6.5 Indemnification. PC shall indemnify, hold harmless and defend Company, its officers, directors, shareholders, affiliates, employees, agents, attorneys, representatives and independent contractors for, from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including attorneys’ fees and costs and the costs of any dispute resolution proceeding), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or any other acts or omissions by PC, its employees or its agents during the term of this Agreement or by or as a result of any breach or omission, performance or nonperformance under or of the terms of this Agreement.

7.	RECORDS

7.1 Medical Records. The parties acknowledge that all medical records, x-rays, and EKG’s and other similar types of reports for patients of PC providers shall be the property of PC’s providers. PC agrees to require PC providers to: (i) permit Company and its duly authorized representatives to inspect, audit and duplicate any data or records necessary for Company to perform its duties under this Agreement and (ii) comply with any requests for information following the termination of this Agreement, unless prohibited by applicable law. Company and PC shall each comply with all applicable federal, state, and local laws, rules, and regulations pertaining to the confidentiality of said medical records, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder by the United States Department of Health and Human Services (“HIPAA”). Further, the parties specifically agree to comply with the Business Associate Addendum entered into between PC and Company, which is incorporated as Attachment 2.

7.2 Business Records. All business records, papers and documents of PC are the property of PC (except for property of Company which is designated as such) and shall be available for inspection and copying by Company during regular business hours. Upon the termination of this Agreement, Company shall promptly return to PC in an orderly manner all business records, papers and documents of PC then in the possession of Company. PC agrees that Company may retain a copy of all such records, papers and documents for regulatory reporting, archival purposes and resolution of rights under this Agreement.

8.	DISPUTE RESOLUTION

Except as provided below, no civil action concerning any dispute under this Agreement shall be instituted before any court, and all such disputes shall be submitted to final and binding arbitration before the American Arbitration Association. The place for any arbitration shall be in County, and the laws of the State                              of shall govern, and the arbitrator solely shall apply them to, the interpretation and construction of this Agreement. Such arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association then in effect (“Commercial Rules” before a single neutral arbitrator; except that either party may request an expedited arbitration pursuant to the Commercial Rules. If possible, the choice of arbitrators presented to the parties shall include persons who have experience with healthcare management agreements and commercial matters. Discovery shall be allowed in arbitration in accordance with the statutory discovery provisions of the state in which the arbitration is conducted. Any award issued shall be made in accordance with the governing law of the state in which the arbitration is conducted and shall include the award to the prevailing party of its costs and expenses (including but not limited to attorneys’ fees and costs and arbitration costs and arbitrator’s fees and the costs of all dispute resolution proceedings (including, but not limited to those incurred in or relating to any and all trial and appellate proceedings)). An award shall be final and binding and may not be appealed or reviewed, except upon the ground of malfeasance or fraud by the arbitrator. Judgment upon the award may be enforced in any court of competent jurisdiction, wherever located. Notwithstanding the foregoing, either party shall have the right, at its sole discretion, to seek equitable relief from a court of competent jurisdiction, without being limited in recourse to arbitration, in the event that a breach by the other party of this Agreement shall result in irreparable injury to it or if monetary damages would be inadequate and impossible to calculate adequately, which equitable relief shall include (but not be limited to) the entering of a temporary restraining order and/or a preliminary injunction. This Section shall survive the termination of this Agreement for any reason.

9.	RELATIONSHIP OF PARTIES

9.1 Independent Contractor. In the performance of the work, duties, and obligations described hereunder, it is mutually understood and agreed that each party is at all times acting and performing as an independent contractor with respect to the other and that no partnership, joint venture, employment or any other relationship other than that of independent contractor is created by this Agreement. Neither party, nor any other person performing services on behalf of either party pursuant to this Agreement, shall have any right or claim against the other party under this Agreement for social security benefits, workers’ compensation benefits, disability benefits, unemployment insurance benefits, health benefits, vacation pay, sick leave, or any other employee benefits of any kind.

9.2 Conduct of Medical Practice. PC and Company hereby each expressly acknowledges and agrees that Company’s duties, responsibilities and functions hereunder shall be administrative and managerial in nature only, and that notwithstanding any other provision of this Agreement to the contrary, Company shall not engage in any activity that has been deemed by applicable authority to constitute the unlawful corporate practice of medicine. The parties understand and agree that PC and the physicians under contract with PC have the sole responsibility for the coordination and provision of all medical services and Company shall not interfere in any way with the exercise of the professional medical judgment of PC or PC’s providers in connection with their practice of medicine. Company shall have no right or authority to hire, employ, train, supervise, terminate and compensate any physician employees or physician contractors for or on behalf of PC. All PC policies and procedures relating to the governance of its physicians and other licensed health care professionals who will be employed by or work under the direction of, or a contract with, PC shall be adopted from time to time in the sole discretion of PC, its shareholders and board of directors, as applicable, subject however only to prior consultation with Company (which shall not be able to approve or disapprove such policies). Such policies may include practice standards, peer review and corrective action, disciplinary matters, on-call schedules, referral physician panel and services, clinical procedures, utilization management and quality management procedures, credentialing, appointment and replacement of PC medical directors, patient care decisions, physician and other licensed healthcare professional compensation and incentives, physician training, continuing education, development and supervision and shareholder eligibility. Should any function assigned to Company hereunder be deemed by applicable authority to constitute the unlawful corporate practice of medicine in                                 , such function thereafter shall be assigned to and become the responsibility of physicians employed by or under contract with PC, and any such prior activities which were undertaken by Company shall be considered to have been undertaken by such physicians.

9.3 Interest Limitation. It is the intention of the parties hereto to comply strictly with usury law from time to time applicable hereto. Accordingly, it is agreed that, notwithstanding any provisions to the contrary in this Agreement or in any other document or agreement between the parties, in no event will this Agreement or such other documents or agreements require the payment or permit the collection or charging of interest in excess of the maximum amount legally permitted by applicable usury law. If any such excess of interest is contracted for, charged or received under or in connection with this Agreement or any of such other documents or agreements, or when payment of any indebtedness subject to this Agreement or such other documents or agreements is demanded in whole or in part, or in the event that all or part of the principal and interest is prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under or in connection with this Agreement or any of such other documents or agreements, on the amount of principal actually outstanding from time to time, shall exceed the maximum amount of interest permitted by such applicable usury law, then in any such event (a) the limitations herein shall govern and control, (b) neither PC nor any other person or entity now or hereafter liable for such indebtedness shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by such applicable usury law, (c) any such excess which may have been collected shall be either applied as a credit against the then unpaid principal amount or refunded to PC, and (d) the effective rate of interest shall be automatically reduced to the maximum lawful contract rate allowed for this note under such applicable usury law. For purposes of the limitations stated herein, the term “interest” will be deemed to include all amounts, however denominated, which under such applicable usury law are considered as interest.

10.	NOTICE

All notices required to be given hereunder shall be in writing and shall be deemed delivered if personally delivered or dispatched by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties as follows:

Company:

PC:

Notice shall be deemed given on the date it is deposited in the mail in accordance with the foregoing. Any party may change the address to which to send notices by notifying the other party of such change of address in writing in accordance with the foregoing.

11.	THIRD PARTY BENEFICIARIES

This Agreement is expressly entered into only by and between the parties signatory hereto and is only for their benefit. The parties hereby expressly agree that there is no intent by either party to create or establish third party beneficiary status rights or their equivalent in any other referenced individual, subcontractor, or third party, including, but not limited to, any enrollees or subscribers of Health Plans, and no such third party shall have any right to enforce any right or enjoy any benefit created or established hereunder.

12.	PROPRIETARY PROPERTY

PC acknowledges that Company has certain information (including, without limitation, trade secrets) which is valuable and confidential, which provides a competitive advantage and which is not possessed by other entities (collectively, “Confidential Information”). PC desires as part of this Agreement to have the opportunity for Company to use such Confidential Information for the benefit of PC during the term of this Agreement. In addition to the compensation to be paid hereunder to Company by PC, PC acknowledges that, but for this provision, Company would not enter into this Agreement since it would endanger its competitive advantage or the value of its Confidential Information. Therefore, each party agrees with the other party that during the term of this Agreement, and for so long as any Confidential Information retains its status as such and remains confidential, it will not use, copy, reveal, report, publish, or otherwise disclose or make available to any person, concern or other entity, either directly or indirectly, any Confidential Information, except as may be necessary for the proper performance of such party’s duties and responsibilities hereunder or with the prior written consent of the other party or as required by law; provided, however, with respect to Confidential Information of Company, prior to any disclosure or use, any such person, concern or other entity shall be required to execute a confidentiality agreement inform and substance reasonably satisfactory to Company. Each party acknowledges that its violation of the provisions of this section would cause the other party irreparable harm, and, without limiting the other party’s remedies for such breach, may be enjoined at the instance of the other party. Each party agrees that upon termination of this Agreement for any reason, absent the prior written consent of the other party, it shall have no right to and shall cease all use of the other party’s Proprietary Information, and shall promptly return all such Confidential Information (and all embodiments thereof) of the other party in its possession to the other party. PC further agrees not to use Confidential Information in any manner adverse or harmful to Company. As used in this agreement, Confidential Information includes information pertaining to Company in whatever form or format (including any formula, pattern, compilation, device, method, technique or process) that has economic value from not being generally known to the public or to other persons and includes information of such party, its customers, suppliers, joint venturers, licensors, licensees, distributors, and other persons or entities with whom such party does business. Confidential Information further includes, without limitation, information relating to the business of such party, internal business procedures, processes, techniques, methods, ideas, discoveries, developments, records, research and development data and programs, trade secrets, computer programs and protocols, software, development tools and architectures, firmware, customer lists and related customer information, contract terms, contracting policies, sales data, sales programs, budgets, business plans, financial information and data, policies and procedures, information and records relating to providers and provider relationships, information and records relating to enrollee and patient claims and medical history, information and records relating to third party payors and payor relationships, personnel and payroll information, and any other such information which is deemed confidential and/or proprietary. Confidential Information shall not include (i) information independently developed without the use of Proprietary Information, and/or (ii) information which is or becomes publicly known through no breach hereof. This section shall survive the expiration or termination of this Agreement for any reason.

13.	SEVERABILITY

Any terms or provisions of this Agreement which shall prove to be invalid, void, or illegal shall in no way affect, impair, or invalidate any other term or provision herein and such remaining terms and provisions shall remain in full force and effect. All such terms or provisions which are determined by a court of competent jurisdiction or other dispute resolution proceeding to be invalid, void or illegal shall be construed and limited so as to allow the maximum effect permissible by law.

14.	ATTORNEYS’ FEES

In the event that either party to this Agreement shall bring any action at law or in equity to enforce any term, covenant, or condition of this Agreement, the prevailing party in such action shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees and costs and the costs of any dispute resolution proceedings, incurred by such party in connection with such action. This section will survive termination of this Agreement for any reason.

15.	GOVERNING LAW

The existence, validity, and construction of this Agreement shall be governed by the laws of the State of .

16.	ASSIGNMENT

Neither party shall have the right to assign this Agreement without the prior written consent of the other party; provided, however, that either party may assign this Agreement to a subsidiary or affiliate without the consent of the other party. Any attempted prohibited assignment of this Agreement shall be null and void and without any effect whatsoever.

17.	SUCCESSORS AND ASSIGNS

Subject to the provisions of this Agreement regarding assignment, the terms, covenants, and conditions contained herein shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

18.	WAIVER

The waiver by either party to this Agreement of any one or more defaults, if any, on the part of the other, shall not be construed to operate as a waiver of any other or future defaults, under the same or different terms, conditions, or covenants contained in this Agreement.

19.	CAPTION AND HEADINGS

The captions and headings throughout this Agreement are for convenience of reference only and shall in no way be held or deemed to be a part of or affect the interpretation of this Agreement.

20.	ENTIRE AGREEMENT; AMENDMENT

This Agreement states the entire contract between the parties in respect to the subject matter hereof and supersedes any oral or written proposals, statements, discussions, negotiations, or other agreements before or contemporaneous hereto. The parties acknowledge that they have not been induced to enter into this Agreement by any oral or written representations or statements not expressly contained herein. This Agreement may only be modified by mutual written agreement signed by the parties hereto. All rights of a party are cumulative and not exclusive, unless otherwise explicitly stated herein.

21.	POWER OF ATTORNEY

PC hereby appoints Company as its true and lawful attorney-in-fact, for it and in its name, place and stead, and for its use and benefit, to negotiate, prepare, execute, deliver, report and file any and all documents, instruments, certificates, contracts and writings which Company may sign relating to the non-medical management, and the business and non-medical administrative affairs, of PC, including but not limited to service agreements, leases and other occupancy agreements, provider and payor contracts, debt instruments, promissory notes and credit agreements, certificates, statements, financing statements, regulatory filings and reports, applications, settlement agreements and releases, employment and engagement agreements, assignments of contracts, and any and all amendments, modifications or supplements thereto, and to take any and all actions and execute all other documents which may be necessary and/or desirable on behalf of PC, in connection with or related to the foregoing and the performance of the services contemplated therein. PC further gives and grants to Company as its attorney-in-fact full power and authority (limited only by applicable laws) to do and perform every act necessary and proper to be done in the exercise of any of the foregoing powers, and hereby ratifies and confirms all that Company lawfully shall do or cause to be done by virtue hereof. PC agrees from time to time to execute such documents as are necessary to evidence to third parties this power of attorney. In no event shall the use of this power of attorney by Company be deemed to constitute the practice of medicine by Company in any jurisdiction which prohibits the corporate practice of medicine, it being the intention of the parties’ that such activity in question shall be undertaken solely by and for PC and that Company in such event act solely in a ministerial and non-medical capacity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on that day and year set forth above.

COMPANY:

By:

Title:

PC:

By:

Title:

EXHIBIT A

SPECIAL POWER OF ATTORNEY

The undersigned (“PC”) hereby appoints                      (“Company”) as its true and lawful attorney-in-fact, for it and in its name, place and stead, and for its use and benefit:

To negotiate, prepare, execute, deliver, report and file any and all documents, instruments, certificates, contracts and writings which Company may sign relating to the non-medical management, and the business and non-medical administrative affairs, of PC, including but not limited to service agreements, leases and other occupancy agreements, provider and payor contracts, debt instruments, promissory notes and credit agreements, certificates, statements, financing statements, regulatory filings and reports, applications, settlement agreements and releases, employment and engagement agreements, assignments of contracts, and any and all amendments, modifications or supplements thereto, and to take any and all actions and execute all other documents which may be necessary and/or desirable on behalf of PC, in connection with or related to the foregoing and the performance of the services contemplated therein. PC further gives and grants to Company as its attorney-in-fact full power and authority (limited only by applicable laws) to do and perform every act necessary and proper to be done in the exercise of any of the foregoing powers, and hereby ratifies and confirms all that Company lawfully shall do or cause to be done by virtue hereof. PC agrees from time to time to execute such documents as are necessary to evidence to third parties this power of attorney. In no event shall the use of this power of attorney by Company be deemed to constitute the practice of medicine by Company in any jurisdiction which prohibits the corporate practice of medicine, it being the intention of the parties’ that such activity in question shall be undertaken solely by and for PC and that Company in such event act solely in a ministerial and non-medical capacity.

This power of attorney shall become effective on                                     .

Dated:                                 ,

“PC”

By:

Title:

State of                                 )

County of                             ), ss.

On this              day of                             ,                     , before me, the undersigned Notary Public, personally appeared                                               personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he (she) executed the same in his (her) authorized capacity, and that by his (her) signature on the instrument the person or the entity upon behalf of which the person acted executed the instrument.

WITNESS my hand and official seal.

[SEAL]	, Notary Public In and For State of

ATTACHMENT 2

BUSINESS ASSOCIATE ADDENDUM

This Business Associate Addendum (“Addendum” ) will take effect on the Effective Date of the Management Services Agreement dated as of                              (the “Agreement”) by and between                                  (“Company”), and                             , a                              professional medical corporation (“PC”) in order to comply with the requirements of the Health Insurance Portability & Accountability Act of 1996 (“HIPAA”) and its implementing regulations (45 CFR 160-164 as amended from time to time, the “Privacy Rules”).

SECTION I.

COMPANY RESPONSIBILITIES

1.1 Permitted Uses and Disclosures. Company agrees not to use or further disclose “protected health information,” as defined by the Privacy Rules (“PHI”), received from or created on behalf of PC other than as permitted or required by this Addendum or as required by law. Except as otherwise limited in this Addendum, Company may use or disclose PHI to perform functions, activities and services for or on behalf of PC as specified in the Agreement, as well as for the proper management and administration of Company, provided that such use or disclosure would not violate the Privacy Rules.

1.2 Safeguarding the Privacy of PHI. Company agrees that it shall utilize appropriate safeguards to prevent the use or disclosure of PHI other than as provided in this Addendum.

1.3 Privacy Breaches. Company agrees to report to PC any use or disclosure of PHI which is inconsistent with the terms of this Addendum and of which Company becomes aware, including, but not limited to, any discovery of an inconsistent use or disclosure by an agent or subcontractor of Company. Company agrees to mitigate, to the extent practicable, any harmful effect that is known to Company of a use or disclosure of PHI by Company in violation of this Agreement.

1.4 Subcontractors. Company agrees to enter into written contracts with any of its agents or independent contractors who receive PHI related to PC patients from Company or create PHI on behalf of PC and such contracts shall obligate Company’s agents or independent contractors to abide by the conditions and terms of this Addendum.

1.5 Individual’s Right to Access. Company agrees to provide the subjects of PHI access to the subject’s PHI in accordance with the rights of access to PHI set forth in 45 CFR 164.524 and in accordance with any process mutually agreed upon by the parties. Company reserves to itself the rights set forth for covered entities in 45 CFR 164.524 with respect to the subject’s right to access to PHI.

1.6 Individual’s Right to Amendment. Company agrees to make available PHI to the subject of PHI for amendment and shall incorporate any amendments to PHI in accordance with the subject’s right to request amendment to PHI as set forth in 45 CFR 164.526 and in accordance with any process mutually agreed upon by the parties. Company reserves to itself the rights set forth for Covered Entities in 45 CFR 164.526.

1.7 Individual’s Right to an Accounting of Disclosures. Company agrees to document such disclosures of PHI and information related to such disclosures as would be required for PC to respond to individual requests for an accounting of disclosures of their PHI in accordance with 45 CFR 164.528. Company agrees to make available to the subject of PHI an accounting of Company disclosures of the subject’s PHI in accordance with the subject’s right to request an accounting of disclosures as set forth in 45 CFR 164.528 and in accordance with any process mutually agreed upon by the parties. Company reserves to itself the rights set forth for Covered Entities in 45 CFR 164.528.

1.8 Access by Secretary of Health & Human Services. Company agrees to allow the Secretary of Health & Human Services access to its books, records and internal practices with respect to the use and disclosure of PHI received from or created or receives by Company on behalf of PC for the purposes of determining PC’s compliance with the Privacy Rules.

SECTION II.

PC RESPONSIBILITIES.

2.1 Notifications Due to Company. With respect to the use and disclosure of the PHI by Company, PC agrees to: (1) provide Company with a copy of its privacy notice(s) (“Notice(s)”), as well as of any changes in the Notice(s) and to provide Company with a copy of the current Notice(s); (2) inform Company of any change in or revocation of any consent or authorization provided to PC by individuals pursuant to applicable law, including, but not limited to, the Privacy Rules and which is applicable to Company; and (3) to timely notify Company, in writing, of any arrangement permitted or required of PC under applicable law, including, but not limited to, the Privacy Rules, that may impact in any manner the use or disclosure of the PHI by Company under this Agreement, including, but not limited to, any agreement by PC to restrict use or disclosure of any PHI as permitted by the Privacy Rules. Unless otherwise specifically provided in this Agreement, the parties agree that Company shall only be responsible for complying with limitations conveyed by PC in accordance with this Section 2.1.

2.2 No Improper Requests. PC shall not request Company to use or disclose PHI in any manner that would not be permissible under the Privacy Rules if done by PC.

SECTION III.

TERMINATION

3.1 Termination for Breach. Upon PC’s knowledge of a material breach of this Addendum by Company, PC shall (i) provide written notice of such breach and an opportunity for Company to cure the breach or end the violation; and (ii) terminate the Agreement if Company does not cure the breach or end the violation within thirty (30) days, or immediately terminate the Agreement if Company has breached a material term of this Addendum and cure is not possible.

3.2	Effect of Termination.

(a) Except as provided in paragraph (b) of this section, upon termination of the Agreement, for any reason, Company shall return or destroy all PHI received from PC, or created or received by Company on behalf of PC. This provision shall apply to PHI that is in the possession of subcontractors or agents of Company. Company shall retain no copies of PHI.

(b) In the event that Company determines that returning or destroying the PHI is infeasible, Company shall provide to PC notification of the conditions that make return or destruction infeasible. Upon mutual agreement of the Parties that return or destruction of PHI is infeasible, Company shall extend the protections of this Agreement to such PHI and limit further uses and disclosures of such PHI to those purposes that make the return or destruction infeasible, for so long as Company maintains such PHI.

SECTION IV.

MISCELLANEOUS

4.1 Applicable Law. The parties acknowledge and agree that the existing Privacy Rules may be amended and additional guidance and/or regulations implementing HIPAA may be issued after the date of the execution of this Addendum and may affect the parties’ obligations under this Addendum (“Future Directives”). Parties agree to abide by such Future Directives as these Future Directives may affect the obligations of the parties and to take such action as is necessary to amend this Agreement from time in order to comply with Future Directives.

4.2 Conflicts. The terms and conditions of this Addendum will override and control any conflicting term or condition of the Agreement. All non-conflicting terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Company and PC execute this Addendum.

COMPANY:

By:

Title:

PC:

By:

Title: